                      DESKTOP DATA, INC. AND SUBSIDIARIES           EXHIBIT 11.1
                     COMPUTATION OF NET EARNINGS PER SHARE
                                  (UNAUDITED)
                     (in thousands, except per share data)



                                           Three Months Ended  Six Months Ended
                                                June 30,            June 30,
                                             1997      1996      1997     1996
                                           --------  --------  --------  -------

Net income available for common
  stockholders                               $  621    $1,023    $1,491   $1,863
                                             ======    ======    ======   ======

Weighted average common shares outstanding    8,645     8,565     8,638    8,545
Common stock equivalents outstanding,
   pursuant to the treasury stock method         92       274       245      242
                                             ------    ------    ------   ------

Weighted average number of common and
   common equivalent shares outstanding       8,737     8,839     8,883    8,787
                                             ------    ------    ------   ------

Net income per common and common equivalent
  share                                      $ 0.07    $ 0.12    $ 0.17   $ 0.21
                                             ======    ======    ======   ======

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